Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our report dated June 28, 2007, with respect to the consolidated financial statements of 012 Golden Lines Ltd. included in Amendment No. 1 to the Registration Statement (Form F-1) and related Prospectus of 012 Smile Communications Ltd. for the registration of shares of its ordinary shares.

KOST, FORER, GABBAY & KASIERER

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
October 16, 2007	A Member of Ernst & Young Global